                                                             Exhibit No. EX-99.e

                             DISTRIBUTION AGREEMENT

     THIS DISTRIBUTION  AGREEMENT is made and entered into as of the 30th day of
October 2009, by and between DIMENSIONAL EMERGING MARKETS VALUE FUND, a Delaware statutory  trust (the  "Trust"),  and DFA  SECURITIES  LLC,  a Delaware  limited liability company ("DFA Securities").

     WHEREAS,  the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management  investment company,  and currently offers shares of common stock (the "Shares"); and

     WHEREAS,  DFA  Securities  is a member in good  standing  of The  Financial
Industry  Regulatory  Authority  ("FINRA") and is registered as a  broker-dealer with  the  U.S.  Securities  and  Exchange  Commission  (the  "SEC")  under  the
Securities Exchange Act of 1934, as amended; and

     WHEREAS,  the Trust desires to retain DFA  Securities to serve as principal underwriter in connection with the offering and sale of Shares; and

     WHEREAS,  DFA Securities is willing to act as principal  underwriter of the
Shares on the terms and conditions hereinafter set forth;

     NOW,  THEREFORE,  in  consideration  of the premises  and mutual  covenants contained herein,  the parties,  intending to be legally bound,  hereby agree as follows:

     (1) The  Trust  hereby  appoints  DFA  Securities  as its  agent  to be the principal underwriter of the Trust to sell and to arrange for the sale of Shares on the terms and for the  period  set forth in this  Agreement.  DFA  Securities hereby accepts such appointment and agrees to act hereunder, and pursuant to the
Trust's  Registration  Statement  filed  with the SEC on Form N-1A (SEC File No.
811-7440), as amended from time to time, during the term of this Agreement.

     (2) Sales of the Shares shall be effected in the manner provided for in the then  current  prospectus  of the Trust and in the  account  registration  forms provided by the Trust to DFA Securities.

     (3)  In  carrying  out  its  responsibilities  under  this  Agreement,  DFA
Securities shall use its best efforts to ensure that persons engaged as Regional
Directors and Regional  Representatives of DFA Securities comply with applicable
Federal and state regulatory requirements regarding the sales of securities, and with applicable provisions of the Rules of Conduct of FINRA.

     (4) DFA  Securities  will utilize its best efforts to encourage and promote the sale of the Shares  and, to this end,  at its own  expense,  may prepare and disseminate  research and resource  material as may be  reasonably  necessary or desirable to promote the sale of the Shares.  Any such material  which refers to the Trust  shall be  approved  in writing by an  executive  officer of the Trust prior to dissemination.

     (5) The  Trust  shall be  responsible  for,  and  shall  bear the costs of, registration of the Shares under  applicable  Federal and state securities laws.
DFA  Securities  shall be  responsible  for, and shall bear the cost of, its own registration  as a  securities  dealer  under  Federal  and state law and of its membership in FINRA and the cost of prospectuses provided to persons who are not stockholders of the Trust.

     (6) DFA Securities may undertake appropriate  distribution  activities that
DFA Securities deems reasonable,  which are primarily  intended to result in the sale of Shares.  Subject to the  supervisory  authority  of the  Trustees of the
Trust,  and on such terms as are  authorized by the Trust,  DFA  Securities  may enter into servicing and/or selling agreements with qualified dealers, financial intermediaries or other appropriate  third-parties  with respect to the offering of Shares.

     (7) The rights granted to DFA Securities shall be non-exclusive in that the
Trust  reserves  the  right to sell the  Shares  to  investors  on  applications received and  accepted by the Trust.  Further,  the Trust  reserves the right to issue Shares in connection  with: (a) the merger or  consolidation of the assets of, or  acquisition by the Trust through  purchase or otherwise,  with any other investment  company,  trust or  personal  holding  company;  (b) the  payment or reinvestment  of  dividends  or  distributions;  or (c) any  offer  of  exchange permitted by Section 11 of the 1940 Act.

     (8) Unless  sooner  terminated as provided  herein,  this  Agreement  shall continue in effect for two years from the above-written date. Thereafter, if not terminated,  this Agreement shall continue  automatically for successive periods of twelve months each,  provided that such continuance is specifically  approved at least  annually  (i) by a vote of a majority of the Trustees of the Trust who are not "interested  persons" (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval,  and (ii)
by the Board of Trustees.

     (9)  This  Agreement  shall  terminate  automatically  in the  event of its assignment  and may be  terminated  by either party  without  penalty upon sixty days' written notice.

     (10) Any notice  required or  permitted  to be given by either party to the other  shall be deemed  sufficient  if sent by  registered  or  certified  mail, postage prepaid,  addressed by the party giving notice to the other party at the last address furnished by the other to the party giving notice: if to the Trust, at 6300 Bee Cave Road, Building One, Austin, TX 78746, and if to DFA Securities,
at 6300 Bee Cave Road, Building One, Austin, TX 78746.

     (11) This Agreement  shall be construed in accordance  with the laws of the
State of  Delaware  and the  provisions  of the 1940 Act. To the extent that the laws of the State of Delaware  conflict  with the  applicable  provisions of the
1940 Act, the latter shall control.

     IN WITNESS  WHEREOF,  the Trust and DFA Securities have caused this Amended and Restated Distribution  Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.

                                DIMENSIONAL EMERGING MARKETS VALUE FUND

                                By:

                                DFA SECURITIES LLC

Dated:   October 30, 2009       By: